Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
Finisar Enters into Agreements to Exchange $100 Million of Its
Outstanding 2 1/2% Convertible Notes
SUNNYVALE, Calif.—(Market Wire)—October 9, 2006—Finisar Corporation (NASDAQ: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, announced today that it has entered into separate privately negotiated agreements with certain holders of its outstanding 2 1/2% Convertible Subordinated Notes due 2010 (the “Outstanding Notes”) under which such holders have agreed to exchange $100 million aggregate principal amount of Outstanding Notes for an equivalent principal amount of a new series of 2 1/2% Convertible Senior Subordinated Notes due 2010 (the “New Notes”). Overall, the exchange provides the Company with more flexibility to utilize its cash flow from operations between now and 2010, while also minimizing dilution to shareholders. The exchange transactions are expected to close on October 12, 2006.
The New Notes contain provisions known as net share settlement which require that, upon conversion of the New Notes, Finisar will pay holders in cash for up to the principal amount of the converted New Notes. Any amounts in excess of this cash amount will be settled in shares of Finisar common stock. The $100 million of Outstanding Notes was convertible into approximately 27 million shares of Finisar common stock. Because the net share settlement feature of the New Notes requires that Finisar pay holders in cash for up to the principal amount of any converted New Notes, Finisar will not count the 27 million shares in the calculation of earnings per diluted share. Shares that would potentially be deliverable for the amount of the conversion value in excess of the principal amount paid in cash would be reflected in the calculation of earnings per diluted share only to the extent that Finisar’s common stock trades at a price in excess of the conversion price. Accordingly, Finisar expects that fewer shares of common stock will be included in the calculation of earnings per diluted share for the New Notes with the effect that the exchange will be immediately accretive.
In addition, the New Notes do not contain the put option provisions of the Outstanding Notes which provide the holders of those notes the one-time option to require the Company to repurchase the Outstanding Notes on October 15, 2007. The New Notes also are convertible into 35 more shares of Finisar common stock per $1,000 principal amount than the Outstanding Notes.
The New Notes issuable in the exchange transactions and the common stock issuable upon conversion of the New Notes have not been registered under the Securities Act of 1933 (the

“Securities Act”) or the securities laws of any state and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirement of the Securities Act and applicable state securities laws. Finisar has agreed to file a registration statement for the resale of the New Notes and the underlying shares of common stock within 60 days following the closing of the transactions.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing of the closing of the exchange transactions and the impact of the transactions on the Company’s cash flow and earnings per share. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These uncertainties include the risk of changes in conditions in the securities markets, as well as risks associated with the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Other risks relating to Finisar’s businesses are set forth in Finisar’s Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.
ABOUT FINISAR
Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com.